CONTACT:

Rodney B. Harrison	Van Negris / Lexi Terrero
Morton Industrial Group, Inc.	Van Negris & Company, Inc.
(309) 266-7176	(212) 759-0290 – info@vnegris.com
FOR IMMEDIATE RELEASE
Morton Industrial Group, Inc. Reports
2006 Fiscal Year and First Quarter Results
MORTON, IL – May 16, 2006 – Morton Industrial Group, Inc. (OTC BB: MGRP), which operates Morton Metalcraft Co., a leading metal fabrication supplier to large industrial original equipment manufacturers (OEMs), today announced its financial results for the first quarter ended April 1, 2006.
Net sales for the quarter ended April 1, 2006 were $53.6 million compared to $54.1 million for the quarter ended April 2, 2005. Although sales dollars decreased, unit volume increased; a decrease in raw material costs for the comparable quarters is reflected in the unit sales prices. Excluding the impact of the steel surcharges passed through to our customers, net sales for the first quarter ended March 31, 2006 were $51.7 million compared to $44.5 million for the first quarter ended March 31, 2005. Steel surcharges passed through to our customers were $1.9 million in the 2006 first quarter, compared to $9.6 million for the quarter ended April 2, 2005.
Operating income for the 2006 first quarter was $4.0 million compared to $3.6 million in the 2005 first quarter.
Net earnings for the 2006 first quarter were $3.2 million, or $0.54 per diluted share compared to $3.0 million, or $0.50 per diluted share in the comparable period a year ago. The Company’s net earnings include a gain on redemption of preferred stock of $0.9 million in the first quarter of both years.
On March 22, 2006, Morton Industrial Group, Inc. (the “Company”) entered into an Agreement and Plan of Merger (“Merger Agreement”) under which MMC Precision Merger Corp. (“Merger Sub”), a wholly owned subsidiary of MMC Precision Holdings Corp. (“Parent”), will merge with and into the Company with the Company being the surviving corporation and a direct wholly owned subsidiary of Parent. The shareholders of Parent will include a private equity fund that is an affiliate of Brazos Private Equity Partners, LLC, which will hold a majority of the shares of Parent, and five persons who are (i) William D. Morton, the Company’s Chairman, President and Chief Executive Officer, (ii) through his affiliate Eastover Group, LLC, Mark W. Mealy, a director of the Company, (iii) Daryl R. Lindemann, the Company’s Senior Vice President of Finance, (iv) Brian L. Geiger, Senior Vice President of Operations of Morton Metalcraft Co., and (v) Brian R. Doolittle, Senior Vice President of Sales and Engineering of Morton Metalcraft Co. In the Merger, each outstanding share of common stock of the Company, other than shares to be contributed to Parent by Mr. Morton, Mr. Mealy, and the other three officers concurrently with the closing of the Merger, will be converted to the right to receive $10.00 cash per share. Completion of the transaction, which is expected to occur in the third quarter of 2006, is subject to customary closing conditions, including the receipt of financing, regulatory approvals and approval by the holders of a majority of the outstanding shares of Morton common stock not held by shareholders who will continue as equity owners in the Company.
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Morton Industrial Group, Inc.
May 16, 2006 – Page Two
About Morton Industrial Group, Inc.
Morton Industrial Group, Inc. (OTC: MGRP) is a highly respected contract fabrication supplier that has significant relationships with a diverse group of industrial original equipment manufacturers. Our products include a broad range of metal fabrications and assemblies for the Construction, Agricultural and Commercial capital goods industries. Our superior competitive strengths have resulted in strong, focused relationships with our prestigious customer base. We employ approximately 1,450 associates and our five manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to our customers’ manufacturing and assembly facilities. Our principal customers include Caterpillar Inc., Deere & Co., Kubota Corporation and JLG Industries Inc.
“Safe Harbor” Statement Under The Private Securities Litigation Reform Act of 1995: This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements containing words “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects,” and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction, industrial and agricultural sales; the availability of working capital; the orders of our major customers; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company’s reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The forward looking statements contained herein speak only of the Company’s expectation as of the date of this press release. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.
Notice to Investors
In connection with the previously announced proposed merger, Morton Industrial Group, Inc. will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Morton Industrial Group, Inc. at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement (when it becomes available) and such other documents may also be obtained for free from Morton Industrial Group, Inc.’s Web site at www.mortongroup.com under the Investor Relations tab or by directing such request to Morton Industrial Group Inc., Attention: Investor Relations, 1021 W. Birchwood, Morton, Illinois 61550.
Morton Industrial Group, Inc. directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Morton Industrial Group, Inc.’s participants in the solicitation will be set forth in the proxy statement relating to the merger when it becomes available.
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Morton Industrial Group, Inc.
May 16, 2006 – Page Three
MORTON INDUSTRIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Three Months Ended April 1, 2006 and April 2, 2006
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 1, 2006	April 2, 2005
Net sales	$53,599	54,123
Cost of sales	45,477	46,989

Gross profit	8,122	7,134

Operating expenses:
Selling expenses	794	783
Administrative expenses	3,377	2,756

Total operating expenses	4,171	3,539

Operating income	3,951	3,595

Other income (expense):
Interest expense	(1,331)	(1,284)
Gain on redemption of redeemable preferred stock	850	850
Other	—	40

Total other expense	(481)	(394)

Earnings before income taxes	3,470	3,201
Income taxes	275	200

Net earnings	$3,195	3,001

Earnings per share of common stock — basic:	$0.64	0.62

Earnings per share of common stock — diluted:	$0.54	0.50

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